EXHIBIT 99.2

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
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                SMITH CORONA REPORTS NYSE ACTIONS,
            REAFFIRMS INTENTION TO TRADE COMMON STOCK
               WHEN COMPANY EMERGES FROM CHAPTER 11


     New Canaan, Conn. -- June 3, 1996 -- Smith Corona Corporation (NYSE:SCO) confirmed today that the New York Stock Exchange suspended trading of the company's common stock because the company's plan of reorganization filed on May 24, 1996 provides no consideration to existing shareholders. The company was further informed by the Exchange that it intended to initiate action to delist the common stock.
     "We understand why the New York Stock Exchange has made the decision to suspend trading and initiate action to delist the current common stock," stated Ronald Stengel, president and chief executive officer of Smith Corona. "However, we expect the common stock of reorganized Smith Corona, the majority of which is being offered with cash to satisfy unsecured creditor claims, to trade on a recognized exchange when the company emerges from Chapter 11 and its plan of reorganization becomes effective. Although we are still determining the value of the common stock for the reorganized company, we do know it will have some value and should be viewed in that context."
     When Smith Corona emerges from Chapter 11, the company plans to expand its current product lines to include personal computer accessories, telecommunications equipment, and other home and office products. This expansion would occur through outsourcing products and developing strategic alliances with other manufacturers.
     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.


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